Exhibit 99.1

Video Display Corporation Completes Lexel Imaging Inc Divestiture Transaction

Atlanta, GA., April 02, 2014 (BUSINESS WIRE) –Video Display Corporation (NASDAQ: VIDE) today announced that it has completed the sale of its specialty CRT business to Citidal Holdings LLC for $3.9 million subject to certain customary closing adjustments and other items. The definitive agreement was announced on July 26, 2013.

“We are pleased to finalize this transaction. Although this business has been a productive asset to VDC over the past many years, this divestiture provides us with one more increment in the previously announced program of divestitures of subsidiaries and divisions of Video Display in further enhancing shareholder value,” said Ron Ordway, Video Display’s CEO.

Of the $3.9 million purchase price, the Company expects to receive fixed cash payments during the initial 180 days of $1.0 million and $2.9 million additional in fixed minimum cash payments over a period of five years for inventories utilized by the Buyer.

FORWARD LOOKING STATEMENT: This news release contains forward-looking statements, including those regarding the closing of the sale of the Lexel Imaging Systems subsidiary and operations. The statements in this news release are based on current expectations, forecasts and assumptions involving risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to the ability of Citidal being capable of having the financial wherewithal to operate Lexel Imaging Inc in such a manner as to provide the funds necessary to make any and all projected payments when due.

Video Display Corporation disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SOURCE: Video Display Corporation

Video Display Corporation designs, manufactures, markets, distributes, installs and provides a complete line of technologically advanced display products and systems for military, medical and industrial uses, with emphasis on high end training and simulation applications. We offer one of the best and most comprehensive customer support service, from basic components to turnkey systems used by government, military, space, medical, homeland security and commercial organizations worldwide.

For more information, visit the Company’s web site at www.videodisplay.com

CONTACT: Ronald D. Ordway, Chairman and CEO

770-938-2080